Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated January 27, 2012, relating to the consolidated financial statements of Jefferies Group, Inc. (the “Company”) as of November 30, 2011 and 2010 and for the year ended November 30, 2011 and the eleven month period ended November 30, 2010, and the effectiveness of the Company’s internal control over financial reporting as of November 30, 2011, appearing in the Annual Report on Form 10-K of the Company for the year ended November 30, 2011, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
December 6, 2012